Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Consumers Energy Company for the registration of senior notes and first mortgage bonds and to the incorporation by reference therein of our report dated February 21, 2007, with respect to the consolidated financial statements and schedule of Consumers Energy Company for the years ended December 31, 2006 and 2005 included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Detroit, Michigan
September 5, 2008